Exhibit 10.1
Non-Employee Director Compensation Policy
(effective as of September 2, 2008)
1. Fiscal Year 2009 Cash Compensation.
Board: The annual cash retainer for each director is $25,000, paid quarterly.
Audit Committee: The Audit Committee chair will receive an additional annual cash retainer of $20,000, paid quarterly, and other Audit Committee members will receive an additional annual cash retainer of $10,000, paid quarterly.
2. Fiscal Year 2009 Equity Compensation.
Current Directors: On the date of the FY 2008 annual meeting of stockholders, each continuing director will be granted an annual option grant to purchase 15,000 shares of common stock (the “Annual Continuing Director Option Grant”) which will cliff vest as of the Company’s 2009 annual meeting of stockholders.
Non-Executive Chair: In addition to the Annual Continuing Director Option Grant, the non-executive Chair shall receive an additional option to purchase 15,000 shares of common stock, granted on the same date as the Annual Continuing Director Option Grant, which will cliff vest as of the Company’s 2009 annual meeting of stockholders.
3. Compensation in Subsequent Fiscal Years.
Annual Cash Compensation for Continuing Directors: It is the Company’s policy annually to review the level of cash compensation for directors, including for services as members or chair of committees of the Board. The level of cash compensation will be recommended by the Compensation Committee each year in consultation with an independent compensation consultant, taking into account the peer group and the competitive environment.
Annual Equity Compensation for Continuing Directors: It is the Company’s policy to make annual one-year cliff vesting equity grants to each of its continuing directors on the date of the Company’s annual meeting of stockholders. This includes an additional incremental one-year cliff vesting grant to the non-executive Chair. The size of these grants and their form (e.g., options, RSUs, shares, etc.), will be recommended by the Compensation Committee each year in consultation with an independent compensation consultant, taking into account the peer group and the competitive environment.
New Directors: The Company intends that new directors would receive an initial option to purchase 30,000 shares upon joining the Board, which option would vest over four years with one-year cliff vesting and monthly vesting thereafter. New directors who join the Board during the year would not receive a pro rated Annual Continuing Director Grant for the year in which they join the Board.

4. General.
All option grants will have an exercise price per share equal to the fair market value of the Company’s common stock on the date of grant.
The options will be for 7 years, except that they will terminate 12 months after the director’s services as a director terminates for any reason.
All unvested options will be fully vested and immediately exercisable upon a change-in-control of the Company.

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